UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported): October 15, 2024

OrthoPediatrics Corp.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-38242	26-1761833
(Commission File Number)	(I.R.S. Employer Identification Number)

2850 Frontier Drive Warsaw, Indiana	46582
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (574) 268-6379

Not Applicable
(Former name or former address, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00025 par value per share	KIDS	Nasdaq Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS.

(e) Material Compensatory Plans, Contracts, or Arrangements

On October 15, 2024, OrthoPediatrics Corp. (the “Company”) entered into substantially similar Employment Agreements (the “Agreements”) with each of: David R. Bailey, the Company’s President and Chief Executive Officer; Fred L. Hite, the Company’s Chief Financial Officer and Chief Operating Officer; Gregory A. Odle, the Company’s President of Scoliosis; Daniel J. Gerritzen, the Company’s General Counsel, Executive Vice President of Legal, and Secretary; and Joseph W. Hauser, the Company’s President of Trauma and Deformity Correction (collectively, the “Named Executive Officers”). The Agreements supersede and replace the existing Employment Agreements with the Named Executive Officers, dated July 31, 2014 (or, in the case of Mr. Hite, February 1, 2015, and, in the case of Mr. Hauser, March 1, 2022). The Compensation Committee of the Company’s Board of Directors approved the Agreements.

The Agreements provide for an initial three-year term, and will automatically renew for successive one-year terms thereafter unless either party provides notice of their intent not to renew 30 days prior to the end of the term.

Under the Agreements, the Named Executive Officers will receive annual base salaries as follows: Mr. Bailey will receive $550,000 per year; Mr. Hite will receive $501,000 per year; Mr. Odle will receive $368,000 per year; Mr. Gerritzen will receive $368,000 per year; and Mr. Hauser will receive $400,000 per year. Additionally, the Agreements provide for (i) participation in the Company’s annual bonus plan; (ii) employee benefits and fringe benefits generally made available to all of the Company’s employees; and (iii) reimbursement of all reasonable business expenses incurred by a Named Executive Officer on the Company’s behalf. The Agreements also provide that any compensation is subject to deductions or claw backs as may be required pursuant to any law, government regulation, or stock exchange listing requirement (or any claw back policy adopted by the Company pursuant to any such law, government regulation, or stock exchange listing requirement).

The Agreements contain customary confidentiality, invention assignment, and non-competition covenants. The non-competition covenant restricts the Named Executive Officers during their respective employment term and for a period of 30 months thereafter from soliciting the Company’s customers or employees and from competing with the Company in any location where the Company or the Named Executive Officer conducted business during the 12-month period immediately preceding such Named Executive Officer’s termination.

Subject to continued compliance with the restrictive covenants and execution and non-revocation of a general release of claims in favor of the Company, the Agreements also provide for certain severance payments and benefits if the Named Executive Officer’s employment is terminated by the Company without “Cause” or by the Named Executive Officer for “Good Reason” (each, as defined in the applicable Agreement). In any such event, each Named Executive Officer is entitled to receive the following, subject to certain limitations set forth in the applicable Agreement:

•an amount equal to (i) 30 months of the Named Executive Officer’s annual base salary then in effect, plus (ii) 2.5 times the average of the Named Executive Officer’s bonus payments for the three fiscal years immediately prior to the termination date, payable in 30 substantially equal monthly installments;
•a lump-sum payment in the amount equal to any unpaid bonus that was earned by the Named Executive Officer in any fiscal year ending prior to his termination;

•a lump-sum payment equal to the pro-rated value of any bonus earned upon the satisfaction of pre-established performance objectives, payable in the year following the year in which the services were performed when such bonuses are normally paid to employees; and
•up to 12 months of Company-subsidized healthcare continuation coverage for the Named Executive Officer and his dependents.

The Agreements also provide that Each Named Executive Officer is entitled to the severance payments and benefits listed above in the event of a “Change of Control” (as defined in the applicable Agreement), provided that the Named Executive Officer’s employment is terminated or the Named Executive Officer’s title is changed within 12 months after the change of control.

The description of the Agreements contained herein is qualified in its entirety by reference to the full text of the Agreements, which are attached as Exhibit 10.1, 10.2, 10.3, 10.4, and 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits
	Exhibit No.	Description
	10.1	Employment Agreement, by and between David R. Bailey and OrthoPediatrics Corp., dated as of October 15, 2024.
	10.2	Employment Agreement, by and between Fred L. Hite and OrthoPediatrics Corp., dated as of October 15, 2024.
	10.3	Employment Agreement, by and between Gregory A. Odle and OrthoPediatrics Corp., dated as of October 15, 2024.
	10.4	Employment Agreement, by and between Daniel J. Gerritzen and OrthoPediatrics Corp., dated as of October 15, 2024.
	10.5	Employment Agreement, by and between Joseph W. Hauser and OrthoPediatrics Corp., dated as of October 15, 2024.
	104.0	Cover Page Interactive Data File (embedded within the Inline XBRL document)
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OrthoPediatrics Corp.

Date: October 18, 2024	By:	/s/ Daniel J. Gerritzen
Daniel J. Gerritzen, General Counsel and Secretary